Exhibit 99.1


                 VaxGen's AIDS Vaccine Clears 6th Safety Review;
          N. American/European Study Scheduled to Conclude in One Year


     BRISBANE, Calif. - October 29, 2001 - The independent board that oversees the world's only final-stage clinical trials of an AIDS vaccine has once again indicated that the vaccine appears safe and that the trials are being conducted appropriately, VaxGen, Inc. (Nasdaq: VXGN) announced today.

     In its sixth review of VaxGen's Phase III trials of AIDSVAX, the Data and Safety Monitoring Board (DSMB) found that the vaccine continues to exhibit an excellent safety profile. More than 27,000 injections of AIDSVAX have been administered since it entered human clinical trials. Two formulations of the vaccine are being tested in separate trials - one in North America and Europe and a second in Thailand - involving a total of nearly 8,000 volunteers.

     Those who volunteered for the trials continue to participate in the studies according to the company's expectations. On an annualized basis, 94.6% of the volunteers in the North American/European trial continued to participate as of September 2001. The annualized volunteer retention rate in the Thai trial was 96.8% as of the same month.

     The DSMB also conducted an interim analysis of efficacy using data from the trial in North America and Europe and recommended that the study continue to its planned conclusion at the end of 2002. The DSMB would have recommended concluding the trial prematurely if the vaccine had proven effective ahead of schedule. The DSMB, which is composed of prominent scientists, researchers, clinicians, AIDS specialists, vaccinologists, biostatisticians and an ethicist, disclosed no information regarding efficacy from its analysis.

     "We are more confident than ever in the safety of AIDSVAX and we are as optimistic as ever about its efficacy," said Phillip W. Berman, Ph.D., VaxGen's senior vice president, Research and Development, and the inventor of AIDSVAX. "After more than 15 years of development, we're now just a year away from finishing the world's first large-scale test of an HIV vaccine in humans."

     VaxGen is the first and only company to conduct Phase III trials of an HIV vaccine. The randomized, double-blind, placebo-controlled trials provide a series of injections to volunteers during the course of 36 months. Some of the trial volunteers receive vaccine and some receive placebo. Neither the volunteers, the clinicians who administer the injections nor VaxGen knows who receives the vaccine or the placebo.

     At the end of each of the trials, the vaccine's effectiveness at preventing infection will be calculated by comparing the rate of HIV infection between the vaccine and placebo groups. VaxGen will also examine whether AIDSVAX lowered the viral loads among those volunteers who were infected with HIV after being vaccinated.

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     "Our nearly 8,000 study volunteers around the world are truly heroes," said
Donald P. Francis, M.D., D.Sc., VaxGen's co-founder and president. "Thanks to their continued commitment, we're confident of ultimately having an answer regarding the effectiveness of AIDSVAX. I remain as positive as ever about that final answer."

     VaxGen is the only company with preventive HIV vaccines in Phase III trials, the final stage before regulatory approval can be sought. VaxGen's North American/European trial is scheduled to conclude at the end of 2002. The Thai trial is scheduled to conclude the following year. VaxGen was co-founded by Dr. Francis and Robert Nowinski, Ph.D. Dr. Francis leads the development of the vaccine, AIDSVAX, and Dr. Nowinski, who retired from VaxGen last year, was the company's entrepreneur, financing the company at its origin and key early stages. Dr. Berman invented AIDSVAX. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at www.vaxgen.com.

AIDSVAX(R) is a registered trademark of VaxGen.

Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause VaxGen's actual results to be materially different from historical results, expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the Company's Phase III clinical trials and the Company's ability to fund the Thai trial to completion, the progress of other internal research and development projects, the Company's ability to demonstrate efficacy of AIDSVAX in clinical trials, the Company's ability to obtain regulatory approval to market AIDSVAX and the Company's ability to secure commercial-scale manufacturing for AIDSVAX. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2001, under the headings "Factors Affecting Future Results" and "Business" and to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001, under the heading "Risk Factors," for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.